Exhibit 99.1

NEWS	NOBLE CORPORATION 13135 South Dairy Ashford, Suite 800 Sugar Land, TX 77478 Phone: 281-276-6100 Fax: 281-491-2092

NOBLE REPORTS FIRST QUARTER 2005 RESULTS

     SUGAR LAND, Texas, April 21, 2005 — Noble Corporation reported net income for the first quarter of 2005 of $45.5 million, or $0.33 per diluted share, on operating revenues of $310.3 million, compared to net income of $28.3 million, or $0.21 per diluted share, on operating revenues of $245.4 million for the first quarter of 2004.

     At March 31, 2005, the Company’s consolidated balance sheet reflected $2.48 billion in shareholders’ equity, $196.4 million in cash and marketable debt securities, and $469.6 million in total debt. Net cash provided by operating activities for the three month period ended March 31, 2005 was $71.5 million. Debt as a percentage of total capitalization decreased from 18 percent as of December 31, 2004 to 16 percent as of March 31, 2005. This was primarily as a result of the Company repaying $40 million principal amount of the outstanding balance on its $300 million bank credit facility during the first quarter of 2005.

     James C. Day, Chairman, Chief Executive Officer and President, said, “While oil prices have softened, near term inquiries for rigs remain brisk.”

     Net income for the first quarter of 2005 was 14 percent lower than the fourth quarter of 2004 because the results for the fourth quarter of 2004 were benefited by the favorable resolution of income tax audits. Excluding the effect of this item, results for the first quarter of 2005 improved over the fourth quarter of 2004 as the Company experienced a 4 percent increase in international dayrates, with deepwater drilling units (capable of drilling in water depths of 4,000 feet or greater) experiencing the greatest improvements. In addition, the Noble Homer Ferrington, which began a long-term contract for ExxonMobil in West Africa in late November 2004, contributed 90 operating days during the first quarter versus 31 days in the fourth quarter of 2004.

     Compared to the first quarter of 2004, net income for the first quarter of 2005 increased 61 percent due principally to higher utilization on international jackups. In West Africa, the Noble Percy Johns, Noble Don Walker, Noble Lloyd Noble and Noble Ed Noble worked the entire first quarter of 2005 whereas these rigs were stacked during the first quarter of 2004. The number of operating days in West Africa increased from 173 days in the first quarter of 2004 to 630 days in the first quarter of 2005, including those attributable to the deployment of the Noble Homer Ferrington to Nigeria on a long-term contract. In the Middle East, the Noble Cees van Diemen (which commenced in September 2004 its first contract since acquisition by the Company), the Noble David Tinsley (which commenced in February 2005 its first contract since acquisition by the Company) and the Noble Dick Favor (which was in drydock during the first quarter of 2004) contributed an additional 183 operating days to the first quarter of 2005 as compared to the 2004 first quarter.

     In Brazil, the Noble Roger Eason was in the shipyard the entire first quarter of 2005 completing planned maintenance and significant upgrades, including a water depth capability increase to 7,200 feet. This unit commenced its 700-day contract for Petrobras in April 2005 at a dayrate of $96,250.

     Offshore contract drilling services revenues from deepwater drilling units (capable of drilling in water depths of 4,000 feet or greater) accounted for approximately 31 percent and 34 percent of the Company’s total contract drilling services revenues for the first quarter of 2005 and 2004, respectively. The Company currently operates six deepwater semisubmersibles in the Gulf of Mexico, one deepwater semisubmersible and three deepwater drillships offshore Brazil, and one deepwater semisubmersible in Nigeria. Contract drilling services revenues from international sources accounted for approximately 78 percent and 70 percent of the Company’s total contract drilling services revenues for the first quarter of 2005 and 2004, respectively.

     The average dayrate for the Company’s international jackup rigs was $51,158 in the first quarter of 2005 compared to $49,962 in the first quarter of 2004. Utilization on these rigs improved to 94 percent in the recent quarter as compared to 80 percent in the first quarter of 2004. The average dayrate on the Company’s deepwater assets in the U.S. Gulf of Mexico capable of drilling in water depths of 6,000 feet or greater depending on the unit decreased 5 percent to $104,426 in the first quarter of 2005 as compared to $110,322 in the first quarter of 2004. Utilization on these units was 75 percent during the first quarter of 2005 and 100 percent in the same quarter of the previous year as the Noble Paul Romano was in the shipyard for the first quarter of 2005. The average dayrate on the Company’s domestic jackups increased 35 percent to $55,819 in the first quarter 2005 as compared to $41,292 in the first quarter of 2004. These units were fully utilized in the recent quarter as compared to utilization of 95 percent in the first quarter of 2004.

     Day said, “We anticipate interest in our semisubmersible hulls to increase as deepwater activity expands.”

     The Company also reported that its subsidiary owner of the Noble Clyde Boudreaux deepwater semisubmersible has contracted for a two-year drilling program with Shell Exploration & Production Company (“Shell”) in the U.S. Gulf of Mexico with an estimated commencement date in the third quarter 2006. The Company had reported in December 2004 that the Noble Clyde Boudreaux received a commitment from Shell for the two-year contract. The Noble Clyde Boudreaux is a moored semisubmersible designed with a drilling depth of up to 35,000 feet in water depths of up to 10,000 feet with living accommodations for 200 persons. The Company also announced a two-year contract with Pemex on the Noble Lewis Dugger at a dayrate of $64,250 beginning May 2005. In addition, Shell has extended the contract for the Noble Jim Thompson, a Noble EVA-4000™ deepwater semisubmersible, from June 2005 through December 2005.

     Noble Corporation is a leading provider of diversified services for the oil and gas industry. Contract drilling services are performed with the Company’s premium fleet of 60 mobile offshore drilling units located in key markets worldwide. This fleet consists of 13 semisubmersibles, three dynamically positioned drillships, 41 jackups and three submersibles. Approximately 80 percent of the fleet is currently deployed in international markets, principally including the Middle East, Mexico, the North Sea, Brazil, West Africa, India, and the Mediterranean Sea. The Company provides technologically advanced drilling-related products and services designed to create value for our customers. The Company also provides labor contract drilling services, well site and project management services, and engineering services. The Company’s ordinary shares are traded on the New York Stock Exchange under the symbol “NE”.

     This news release may contain “forward-looking statements” about the business, financial performance and prospects of the Company. Statements about the Company’s or management’s plans, intentions, expectations, beliefs, estimates, predictions, or similar expressions for the future are forward-looking statements. No assurance can be given that the outcomes of these forward-looking statements will be realized, and actual results could differ materially from those expressed as a result of various factors. A discussion of these factors, including risks and uncertainties, is set forth from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

     Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.

NC-328
4/21/05

For additional information, contact:
John T. Rynd, Vice President — Investor Relations, Noble Drilling Services Inc.
Noble Corporation, 281-276-6100

NOBLE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2005		2004
OPERATING REVENUES
Contract drilling services	$262,404		$218,583
Reimbursables	24,502		10,049
Labor contract drilling services	18,141		8,391
Engineering, consulting and other	5,278		8,410

	310,325		245,433

OPERATING COSTS AND EXPENSES
Contract drilling services	144,022	(a)	124,323	(a)
Reimbursables	22,906		9,077
Labor contract drilling services	15,189	(a)	6,806	(a)
Engineering, consulting and other	5,888		8,097
Depreciation and amortization	56,377	(a)	50,427	(a)
Selling, general and administrative	7,818		7,861

	252,200		206,591

OPERATING INCOME	58,125		38,842

OTHER INCOME (EXPENSE)
Interest expense	(5,935)		(9,068)
Other, net	3,335		2,486

INCOME BEFORE INCOME TAXES	55,525		32,260
INCOME TAX PROVISION	(9,995)		(4,000)

NET INCOME	$45,530		$28,260

NET INCOME PER SHARE:
Basic	$0.34		$0.21
Diluted	$0.33		$0.21
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	135,209		132,626
Diluted	136,581		133,827

(a)	Amortization of deferred costs for major maintenance projects ($10,882 and $9,502 for the three months ended March 31, 2005 and 2004, respectively) is reflected in depreciation and amortization. Previously this cost component was included in expenses for contract drilling services and labor contract drilling services.

NOBLE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2005	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$107,759	$58,790
Investment in marketable securities	88,628	132,788
Accounts receivable	202,945	205,023
Inventories	3,939	4,013
Prepaid expenses	25,269	12,454
Other current assets	15,744	12,215

Total current assets	444,284	425,283

PROPERTY AND EQUIPMENT
Drilling equipment and facilities	3,789,512	3,739,338
Other	65,964	65,550

	3,855,476	3,804,888
Accumulated depreciation	(1,106,343)	(1,061,268)

	2,749,133	2,743,620

INVESTMENTS IN AND ADVANCES TO JOINT VENTURES	18,767	18,804
OTHER ASSETS	121,276	120,266

	$3,333,460	$3,307,973

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$8,510	$8,361
Accounts payable	69,436	83,012
Accrued payroll and related costs	61,057	60,911
Taxes payable	18,947	22,883
Interest payable	2,493	8,981
Other current liabilities	28,020	30,018

Total current liabilities	188,463	214,166

LONG-TERM DEBT	461,106	503,288
DEFERRED INCOME TAXES	208,722	206,506
OTHER LIABILITIES	8,072	8,110

	866,363	932,070

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST	(8,363)	(8,531)

SHAREHOLDERS’ EQUITY
Ordinary shares-par value $0.10 per share	13,566	13,441
Capital in excess of par value	974,257	926,652
Retained earnings	1,495,794	1,452,974
Restricted stock (unearned compensation)	(9,753)	(11,171)
Accumulated other comprehensive income	1,596	2,538

	2,475,460	2,384,434

	$3,333,460	$3,307,973

NOBLE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$45,530	$28,260
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	56,377	50,427
Deferred income tax provision	3,302	1,200
Loss on sales of marketable securities	48	44
Equity in income of joint venture	(1,072)	(998)
Distributions received from joint venture	1,109	—
Compensation expense from stock-based plans	1,418	1,086
Other	(615)	(938)
Other changes in current assets and liabilities:
Accounts receivable	2,078	4,007
Other current assets	(16,002)	(5,329)
Accounts payable	(13,576)	(14,672)
Other current liabilities	(7,052)	(1,535)

Net cash provided by operating activities	71,545	61,552

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions and related capital upgrades	(22,309)	—
Other capital expenditures	(28,938)	(13,871)
Deferred repair and maintenance expenditures	(12,151)	(9,401)
Repayments from joint venture	—	1,024
Proceeds from sales of property and equipment	678	—
Investment in marketable securities	(17,129)	(69,547)
Proceeds from sales of marketable securities	61,229	57,121

Net cash used for investing activities	(18,620)	(34,674)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments of borrowing on credit facility	(40,000)	—
Payments of other long-term debt	(2,036)	(18,883)
Proceeds from issuance of ordinary shares	40,790	23,175
Payment of dividends	(2,710)	—

Net cash provided by (used for) financing activities	(3,956)	4,292

NET INCREASE IN CASH AND CASH EQUIVALENTS	48,969	31,170

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	58,790	62,567

CASH AND CASH EQUIVALENTS, END OF PERIOD	$107,759	$93,737

NOBLE CORPORATION AND SUBSIDIARIES
FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT
(In thousands, except utilization amounts, operating days and average dayrates)
(Unaudited)

	Three Months Ended March 31,
	2005				2004
	International	Domestic			International	Domestic
	Contract	Contract	Engineering		Contract	Contract	Engineering
	Drilling	Drilling	& Consulting	Other	Drilling	Drilling	& Consulting	Other
OPERATING REVENUES
Contract drilling services	$205,162	$57,242	$—	$—	$153,975	$64,608	$—	$—
Reimbursables	9,334	3,336	7,026	4,806	3,969	2,950	541	2,589
Labor contract drilling services	—	—	—	18,141	—	—	—	8,391
Engineering, consulting and other	405	233	4,081	559	90	642	5,505	2,173

	$214,901	$60,811	$11,107	$23,506	$158,034	$68,200	$6,046	$13,153

OPERATING COSTS AND EXPENSES
Contract drilling services	$114,418	$29,604	$—	$—	$93,003	$31,320	$—	$—
Reimbursables	7,912	3,205	7,038	4,751	3,143	2,883	554	2,497
Labor contract drilling services	—	—	—	15,189	—	—	—	6,806
Engineering, consulting and other	152	172	5,035	529	(860)	243	6,107	2,607
Depreciation and amortization	44,343	11,013	98	923	36,489	12,877	171	890
Selling, general and administrative	5,069	2,175	234	340	4,885	2,045	310	621

	$171,894	$46,169	$12,405	$21,732	$136,660	$49,368	$7,142	$13,421

OPERATING STATISTICS
Jackups:
Average Rig Utilization	94%	100%			80%	95%
Operating Days	3,086	180			2,557	173
Average Dayrate	$51,158	$55,819			$49,962	$41,292

Semisubmersibles — (6,000 feet or greater):
Average Rig Utilization	100%	75%			100%	100%
Operating Days	180	270			91	455
Average Dayrate	$145,047	$104,426			$130,510	$110,322

Semisubmersibles — (less than 6,000 feet):
Average Rig Utilization	86%	100%			100%	32%
Operating Days	77	180			91	58
Average Dayrate	$62,410	$53,727			$40,147	$38,103

Drillships:
Average Rig Utilization	67%	N/A			67%	N/A
Operating Days	180	N/A			182	N/A
Average Dayrate	$90,963	N/A			$58,755	N/A

Submersibles:
Average Rig Utilization	N/A	100%			N/A	79%
Operating Days	N/A	270			N/A	215
Average Dayrate	N/A	$34,549			N/A	$23,523

Total:
Average Rig Utilization	92%	91%			80%	83%
Operating Days	3,523	900			2,921	901
Average Dayrate	$58,235	$63,602			$52,713	$71,707